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                                                                    Exhibit 23.3

                         INDEPENDENT AUDITORS' CONSENT

   We consent to the use in this Amendment No. 1 to Registration Statement No. 333-41878 of PMC-Sierra, Inc. on Form S-4 of our report dated March 10, 2000 (June 13, 2000 as to the second paragraph of Note 9) on the financial statements of Malleable Technologies, Inc. for the years ended December 31, 1999 and 1998 and the period from July 31, 1997 (inception) to December 31, 1999, appearing in the proxy statement-prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
San Jose, California

July 26, 2000